Exhibit 99.1

Contact:	David Benck
Senior Vice President and General Counsel
(205) 942-4292

HIBBETT ANNOUNCES PROMOTION OF JARED BRISKIN
TO EXECUTIVE VICE PRESIDENT

BIRMINGHAM, AL (September 9, 2021)—Hibbett, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, announced the promotion of Jared Briskin to Executive Vice President, Merchandising; effective immediately. In this new role, Mr. Briskin will be responsible for Merchandising, Planning, Allocation, and Supply Chain.

Mr. Briskin joined the Company in April 1998 as a buyer and has held positions of increasing responsibility over the years in such leadership roles as Vice President over various aspects of the business from June 2004 through September 2014 to Senior Vice President and Chief Merchant since September 2014.

Mike Longo, President and Chief Executive Officer, stated, “Jared has been a cornerstone of Hibbett’s success and growth over his many years of service with the Company. Jared is an important asset to the organization and will gain increased responsibility for supply chain to develop and execute strategies that build the position of Hibbett|City Gear as a leading fashion specialty retailer.”

On his promotion, Mr. Briskin commented, “I am excited and honored to transition into this new leadership role. Since joining Hibbett, I have been fortunate to work with outstanding teams and leadership during the last 23 years. I look forward to working with our dynamic team to capitalize on our strong growth opportunities.”

About Hibbett

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with 1,080 Hibbett and City Gear specialty stores located in 35 states nationwide. Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan and adidas. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com. Follow us @hibbettsports and @citygear on Facebook, Instagram, and Twitter.